Exhibit 10.39

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Douglas C. Spreng (“Mr. Spreng”) and Applied Micro Circuits Corporation (“AMCC” or “Company”).

RECITALS

A.    AMCC is a corporation doing business in the State of California, where Mr. Spreng is employed.

B.    AMCC acquired MMC Networks, Inc. (“MMC”) in October 2000. Mr. Spreng was then employed by MMC as its President and Chief Executive Officer pursuant to an employment agreement executed with MMC and the Company (“Employment Agreement”).

C.    Mr. Spreng is currently AMCC’s President and Chief Operating Officer (“COO”), and a member of its Board of Directors (“Board”).

D.    Mr. Spreng desires to retire from the Company and the parties desire to set forth the terms upon which Mr. Spreng will retire.

AGREEMENT

1.    Resignation and Termination of Employment.

Concurrently with execution of this Agreement, Mr. Spreng is submitting his resignation as the Company’s President and COO, and from all other offices and capacities in which he currently serves the Company or its affiliates, effective September 30, 2002, but will remain on the Company’s Board. Mr. Spreng agrees to submit his resignation in a letter, the form of which is attached hereto as Exhibit “A”. Mr. Spreng and AMCC also approve the issuance of the press release attached hereto as Exhibit “B”. AMCC will continue to pay Mr. Spreng’s salary and provide him with the benefits he is currently receiving through September 30, 2002 (“Termination Date”), at which time AMCC shall have no further obligations to Mr. Spreng except as set forth in this Agreement.

2.    Separation Pay/Consideration.

Promptly after the Effective Date of this Agreement, and after Company’s receipt of the letter described in Section 1, Mr. Spreng will receive the following consideration:

2.1    The amount of three hundred and fifty thousand dollars ($350,000), less applicable taxes and withholdings; and,

2.2    The Company will pay Mr. Spreng’s COBRA insurance premiums for medical, dental and vision health insurance benefits for Mr. Spreng and his dependents, through March 30, 2004.

3.    RELEASE.

3.1    Mr. Spreng, for himself and for his heirs, assigns, executors, successors and each of them, does hereby unconditionally, irrevocably and absolutely release and discharge AMCC, its owners, directors, officers, employees, agents, attorneys, stockholders, divisions, successors and assigns, and any related holding, parent or subsidiary corporations or predecessors in interest, including MMC, from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transaction, affairs or occurrences between them through the Effective Date, including, but not limited to, Mr. Spreng’s employment with AMCC or MMC and the termination of said employment, including claims for wrongful termination, employment discrimination, violation of public policy, defamation, infliction of emotional distress and any other such claims under state or federal law, and any claims relating to the Employment Agreement, including but not limited to any severance obligations thereunder, or any other agreements between Mr. Spreng and AMCC or MMC. This release specifically applies to any claims for age discrimination in employment, including any claims arising under the Age Discrimination and Employment Act (“ADEA”), the State of California Fair Employment and Housing Act, or any other statutes or laws which govern discrimination in employment. Notwithstanding any other provision herein, Mr. Spreng is not releasing any claims he may have against the Company for indemnification by the Company under that certain Indemnification Agreement between the Company and Mr. Spreng dated             , 200   (the “Indemnification Agreement”) or as an officer, Director, employee or agent of the Company under the Company’s Certificate of Incorporation or Bylaws or under applicable law, and neither Mr. Spreng or the Company release any rights the Company and/or Mr. Spreng may have against any of the Company’s or Mr. Spreng’s insurers.

3.2    Mr. Spreng expressly waives all of the benefits and rights granted to him pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Mr. Spreng certifies that he has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same. Mr. Spreng hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now disclosed.

3.3    No Further Action. Mr. Spreng irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Mr. Spreng of this release, AMCC, MMC, its owners, directors, officers, employees, agents, attorneys, stockholders, insurers, divisions, predecessors, successors and assigns, and any related holding, parent or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Mr. Spreng related in any way to the matters discharged herein.

4.    RELEASE OF AGE CLAIMS/EFFECTIVE DATE.

4.1    Review Period. Mr. Spreng represents, acknowledges and agrees that AMCC is hereby advising him, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Mr. Spreng has desired, Mr. Spreng has done so; that AMCC has given Mr. Spreng twenty-one (21) days to review and consider this Agreement before signing it, including the ADEA release therein, and Mr. Spreng understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing; and that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he is executing the agreement, including all releases herein, voluntarily and free of any duress or coercion.

4.2    Effective Date of Agreement. For a period of seven (7) days following execution of this Agreement, Mr. Spreng may revoke the Agreement, and the Agreement shall not become effective or enforceable until and unless the revocation period has expired and such right has not been exercised. This Agreement shall become effective eight (8) days after Mr. Spreng has signed it, provided that he has not revoked the Agreement (the “Effective Date”), except that the resignation set forth in Section 1, above, is effective upon receipt by AMCC of the executed resignation letter and may not be revoked.

6.    NO SOLICITATION.

Commencing upon the Effective Date of this Agreement and ending two years thereafter, Mr. Spreng shall not, solicit or encourage any employee of AMCC or its affiliates to consider going to work or work for any other person or entity.

7.    CONFIDENTIALITY.

Mr. Spreng shall not use or disclose any proprietary or confidential information relating to the Company which he acquired while employed by the Company.

8.    ENTIRE AGREEMENT.

The Parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this Agreement contains the full and entire agreement between and among the Parties, and that the terms of this Agreement are contractual and not a mere recital. This Agreement supercedes and governs over all terms in the Employment Agreement which are in conflict with the terms set forth herein, including any severance obligations set forth in Section 1(e) thereof, and the consideration set forth herein is in lieu and full satisfaction of any consideration due pursuant thereto. The parties acknowledge that Section 4 of the Employment Agreement (“Covenant not to Compete”), Mr. Spreng’s obligations pursuant to any proprietary information and inventions assignment agreements, and the Company’s obligations pursuant to its Indemnification Agreement with Mr. Spreng remain in full force and effect and survive execution of this Agreement.

9.    APPLICABLE LAW.

The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California, without regard to choice of law principles.

10.    DISPUTE RESOLUTION.

Any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS/Endispute in San Diego, California, under the then current applicable rules of JAMS/Endispute. Each party shall be responsible for its or his own costs and attorneys’ fees in connection with the arbitration.

11.    COMPLETE DEFENSE.

This Agreement may be pleaded as a full and complete defense against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

12.    SEVERABILITY.

If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

13.    NO ADMISSION OF LIABILITY.

It is understood that this Agreement is not an admission of any liability by any person, firm, association or corporation but is in compromise of a disputed claim.

14.    SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated: August 23, 2002	/s/ DOUGLAS C. SPRENG
Douglas C. Spreng

APPLIED MICRO CIRCUITS CORPORATION

Dated: August 23, 2002	By:	/s/ DAVE MERSTEN Dave Mersten Title: General Counsel

EXHIBIT “A”

Douglas C. Spreng
1585 Edgewood Drive
Palo Alto, CA 94303

August 20, 2002

David M. Rickey
Chairman of the Board & Chief Executive Officer
Applied Micro Circuits Corporation
6290 Sequence Drive
San Diego, CA 92121

Dear Dave:

This is to notify you that I am resigning as AMCC’s Chief Operating Officer and President, as well as from AMCC’s employment and from all other offices and capacities in which I serve AMCC or its affiliates (other than as a member of the Board of Directors), effective as of September 30, 2002.

Sincerely,

Douglas C. Spreng

EXHIBIT B
PRESS RELEASE

Company Contact:	Editorial Contact:
AMCC	The Ardell Group
Bill Bendush	Angela Edgerton
(858) 450-9333	(858) 792-2941
E-mail: bbendush@amcc.com	E-mail: angela@ardellgroup.com

AMCC Announces the Retirement of Doug Spreng as
President and Chief Operating Officer

Dave Rickey Will Resume Duties of President

SAN DIEGO, August 26, 2002 - Applied Micro Circuits Corp. (AMCC) [NASDAQ:AMCC] today announced that Doug Spreng is retiring as the company’s president and chief operating officer, effective September 30, 2002. Spreng, who is up for re-election to AMCC’s board of directors at the company’s August 28, 2002 annual meeting, has announced that, if elected, he will continue to serve on the board. Dave Rickey, AMCC’s chief executive officer and chairman of the board, will assume Spreng’s duties as president.

Spreng joined AMCC in 2000, following the acquisition of MMC Networks, where he served as president and chief executive officer. In July 2001, he became AMCC’s president and chief operating officer.

In announcing his retirement, Spreng explained, “We’ve made a lot of progress this last year in adjusting to this challenging market environment, including focusing exclusively on our market-leading product lines, adjusting our sales and marketing programs to increase our success rate with top tier customers, and implementing improved business processes throughout the company. I am confident that these actions, coupled with our cost reduction efforts, have made AMCC a much stronger company that is well positioned to capitalize on the inevitable recovery of our industry. I am proud to have provided a leadership role in that endeavor. Having accomplished that, I am looking forward to continuing to serve the company as a board member, pursuing other interests I have been contemplating for some time and spending more time with my family.”

Commenting upon Mr. Spreng’s departure, Rickey stated, “Doug managed AMCC through a very difficult period. He helped to successfully reduce the company’s expense structure in response to the most dramatic downturn in our industry’s history, while initiating or continuing the development of key products. He also oversaw and implemented processes to better integrate the company’s business units and improve the company’s overall efficiency. On behalf of the board and the entire company, I want to express our appreciation for his contributions and wish him well in his future endeavors. We also look forward to his continuing contributions as a member of AMCC’s board.”

About AMCC

AMCC designs, develops, manufactures, and markets high-performance, high-bandwidth silicon solutions empowering intelligent wide area networks. AMCC utilizes a combination of digital, mixed-signal and high-frequency analog design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit products that enable the transport of voice and data over fiber optic networks. The company’s system solution portfolio includes switch fabric, traffic management, network processor, framer/mapper, PHY and PMD devices that address the high-performance needs of the evolving intelligent optical network. AMCC’s corporate headquarters and wafer fabrication facilities are located in San Diego, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

Forward Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, including the risks and uncertainties associated with the company achieving future success, maintaining its market position and the industry’s recovery as well as other risks and uncertainties set forth in the “Factors That May Affect Future Results” detailed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, and in other filings of the Company with the Securities and Exchange Commission. As a result of these risks and uncertainties, actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof and AMCC does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

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AMCC is a registered trademark of Applied Micro Circuits Corporation. All other trademarks are the property of their respective owners.